Exhibit 4.2

EXECUTION COPY

RSA ASSUMPTION AGREEMENT
AND
SECOND AMENDMENT TO RECEIVABLES SALE AGREEMENT

THIS RSA ASSUMPTION AGREEMENT AND SECOND AMENDMENT TO RECEIVABLES SALE AGREEMENT (this “Agreement”), dated as of February 7, 2005, is by and among GE MONEY BANK (formerly known as GE Capital Consumer Card Co.), a federal savings bank organized under the laws of the United States (“GE Money Bank”), as successor in interest to Monogram Credit Card Bank of Georgia, a limited-purpose credit card bank organized under the laws of the state of Georgia (“Monogram”), and RFS HOLDING, L.L.C., a Delaware limited liability company (“RFSHL”).

BACKGROUND

1.                                       Reference is made to the Receivables Sale Agreement, dated as of June 27, 2003, between Monogram, as Seller, and RFSHL, as Buyer, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, by and among RFSHL, Monogram, RFS Funding Trust, the GE Capital Credit Card Master Note Trust (the “Trust”), Deutsche Bank Trust Company Delaware, RFS Holding, Inc. and Deutsche Bank Trust Company Americas (the “Assumed Agreement”).

2.                                       On February 7, 2005, pursuant to a Merger Agreement and Plan of Merger, dated as November 15, 2004, among Monogram and GE Capital Consumer Card Co., a federal savings bank organized under the laws of the United States (the “FSB”), and the transactions contemplated thereby, Monogram was merged with and into the FSB, with the FSB being the surviving entity.

3.                                       On February 7, 2005, the FSB amended its Charter and By-Laws to change its name to GE Money Bank, by filing a Notice for Charter and By-Law Amendments with the Office of Thrift Supervision.

4.                                       GE Money Bank desires to assume the covenants and obligations of Monogram under the Assumed Agreement and, in connection with such assumption, GE Money Bank and RFSHL desire to amend the Assumed Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Assumed Agreement.

SECTION 2.  Amendments to the Assumed Agreement.  The Assumed Agreement shall be amended as follows:

(a)                                  the first sentence of Section 6.1(ii) shall be amended by deleting the phrase “and such location and address have not changed within the past 12 months”;

(b)                                 clause (B) of the second sentence of Section 6.1(ii) shall be amended in its entirety to read as follows: “(B) charter number or organizational identification number as designated by the jurisdiction of its organization, as applicable”.

(c)                                  Schedule 6.1(a) shall be amended in its entirety to read as set forth on Schedule I to this Agreement; and

(d)                                 Section 7.6 shall be amended by adding the following sentence at the end of Section 7.6:

“Nothwithstanding any other provision of this Section 7.8, Schedule 6.1(a) shall be automatically amended upon delivery by Seller to Buyer of an updated Schedule 6.1(a).”

SECTION 3. Assumptions.  From and after the date hereof, GE Money Bank hereby agrees to be bound by all of the terms and conditions of the Assumed Agreement and unconditionally assumes the performance of every covenant and obligation of Monogram, as Seller, under the Assumed Agreement.

SECTION 4.  Representations and Warranties.  GE Money Bank represents and warrants that the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action on its part and that this Agreement constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

SECTION 5.  Effect of Agreement.  (a)  From and after the date hereof, (i) this Agreement shall be a part of the Assumed Agreement amended hereby, and (ii) each reference in such amended Assumed Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in the Assumed Agreement to such Assumed Agreement shall mean and be a reference to such amended Assumed Agreement.

(b)  Except as provided herein, all references in the Assumed Agreement to “Monogram Credit Card Bank of Georgia”, “Monogram” and “Seller” shall be deemed to be references to “GE Money Bank”.

SECTION 6.  Further Assurances.   GE Money Bank hereby agrees that it shall execute, deliver and file all such documents, agreements and instruments the parties to and third party beneficiaries expressly identified in the Assumed Agreement may reasonably request in order to evidence the assumptions hereunder or more effectively carry out the intent of this Agreement.

SECTION 7.  No Proceedings.  From and after the date first written above and until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, GE Money Bank shall not, directly or indirectly, institute or cause to be instituted against RFSHL any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit GE Money Bank’s right to pursue any other creditor rights or remedies that GE Money Bank may have under any applicable law.

SECTION 8.  Miscellaneous.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  This Agreement contains the final and complete integration of all prior expressions by GE Money Bank with respect to the subject matter hereof and shall constitute the entire Agreement of GE Money Bank with respect to the subject matter hereof superseding all prior oral or written understandings. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid or unenforceable, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or enforceability of the provisions of this Agreement.  This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GE MONEY BANK

By:	/s/ DONALD R. RAMON
Name: Donald R. Ramon
Title: President and CEO

RFS HOLDING, L.L.C.

By:	/s/ MELISSA HODES
Name: Melissa Hodes
Title: Vice President and Manager

SCHEDULE I

SELLER’S UCC INFORMATION

Legal Name: GE Money Bank

Jurisdiction of Organization: Utah

Address of Chief Executive Office: 4246 S. Riverboat Road, Suite 200, Salt Lake City, Utah 84123-2551

Federal Employer Identification Number:  06-1236737

Charter Number: 15044